Joshua Gold Resources Inc. – OTCQB:JSHG

Graphite Property Acquisitions

MARKETWIRED – NOVEMBER 18, 2013 – FOR IMMEDIATE RELEASE

Graphite Property Acquisitions

Joshua Gold Resources Inc. (the “Company”) was provided the opportunity to acquire two highly prospective graphite properties from an experienced prospector and has capitalized on this opportunity.  The Company has acquired the Brougham Property and Bigwood Property, two separate Graphite Prospects in the Province of Ontario.  The properties in aggregate were acquired for 1.25 Million Common Shares of the Company for 100% interest, with a 3% Net Smelter Royalty due to the prospector, half of which can be repurchased at any time for $1,000,000 CDN.

The Brougham Property is 395.37 acres (160 hectares) within Brougham Township.  The property is located in the Renfrew area (Mining District 90 of Southern Ontario, Canada).  The Brougham Property is located adjacent to the past producing Black Donald Graphite Mine, on Black Donald Lake, central to patented mining claims.  The Black Donald Graphite Mine was one of the largest and richest graphite deposits in North America.   It had reported historic ore grades of up to 80% Cg and during the last 10 years of mine life the average reported grade was 25-30% Cg.   94% of the total value of Ontario graphite production came from the Black Donald Mine.  Flake, amorphous and crystalline graphite was produced from the mine. The majority of the graphite was used for lubricant purposes. Other grades of the material were used for foundry facings, paints for iron and steel and stove polish. The best grade of flake graphite averaged over 98% carbon (Ontario Geological Survey, 2011).

The Company has also acquired the Bigwood Property a contiguous block of 6 mining claims, with an area of 1304.72  acres (528 hectares) in Bigwood Township, Sudbury Mining District, Province of Ontario.  The property is located along the north shore of the French River, 22 kilometers upstream from its mouth on Georgian Bay.  The Bigwood Property is a highly prospective target for Graphite with exploration work with graphite observed in flake aggregates of 1/16” to ½” in diameter.  Larger flakes, including 3” diameter flake have been found in zones of hydrothermal pegmatitic nepheline syenite (Komerechka, 1988, Ontario Geological Survey).

Kenty Property

The Company has continued its sampling program and is awaiting results, expected shortly.

On Behalf of the Board of Directors,

Benjamin A. Ward

President & CEO

Contact Information

Merle Goertz

1 877 354 9991

mgoertz@joshuagoldresources.com

Fred Sharpley, P.Geo is an independent geologist and is a "Qualified Person" within the meaning of National Instrument 43-101 and has read and is responsible for the technical information contained in this news release.

Cautionary Note Regarding Forward-Looking Statements

Safe Harbor:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (The "Act"). In particular, when used in the preceding discussion, the words "pleased," "plan," "confident that," "believe," "expect," or "intend to," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, competitive factors, the ability to successfully complete additional financings and other risks described in the Company's SEC reports and filings.